Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-205419 on Form S-8 of our reports dated March 27, 2017, relating to the consolidated financial statements and the consolidated financial statement schedule of REX American Resources Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and refers to the report of other auditors), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2017.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
March 27, 2017